Exhibit 10.43

Clarios International Inc.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

(For Employees)

This Performance-Based Restricted Stock Unit Award Agreement (“Agreement”) is entered into by and between Clarios International Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of performance-based Restricted Stock Units (the “PSUs”) granted to the Participant under the Clarios International Inc. 2023 Long-Term Incentive Plan (the “Plan”).

Participant’s Name:

Award Type	“Date of Grant”	Target Number of PSUs	“Vesting Terms”	“Performance Period”	“Performance Goals”
PSUs	[•]	[•]	Subject to achievement of the Performance Goals, 50% of the PSUs shall vest as of [•] and 50% of the PSUs shall vest as of [•], in each case subject to the Participant’s continued employment through the applicable vesting date	[•] through [•]	Are as set forth on Attachment A to the Terms and Conditions

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the target number of PSUs, with the Vesting Terms as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

CLARIOS INTERNATIONAL INC.		PARTICIPANT

By:
	Name: [•]	Name: [•]
Title: [•]

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Clarios International Inc.

5757 N Green Bay Avenue

Florist Tower

Milwaukee, WI 53209

Attn: [•]

Clarios International Inc.

CLARIOS INTERNATIONAL INC. 2023 LONG-TERM INCENTIVE PLAN

Terms and Conditions of PSU Grant

1.

GRANT OF PSUs. The PSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Subsidiaries, including the Subsidiary employing the Participant (the “Employer”), and to align the Participant’s interests with those of the Company. Each PSU corresponds to one Common Share. Each PSU constitutes a contingent and unsecured promise by the Company to deliver one Common Share on the settlement date, as set forth in Section 3.

2.

VESTING; FORFEITURE. The PSUs shall vest in accordance with the Vesting Terms, subject to the Participant’s continuous service with the Company and its Subsidiaries through the applicable vesting date. All unvested PSUs shall be immediately forfeited upon the Participant’s Separation from Service for any reason; provided, that upon the Participant’s Separation from Service following the end of the Performance Period due to a termination by the Company and its Subsidiaries without Cause, subject to the Participant’s execution and non-revocation of a general release of claims in a form reasonably acceptable to the Company, the PSUs, to the extent earned, shall vest on a pro rata basis based on the number of days that the Participant was employed during the period from the date immediately following the end of the Performance Period through [•] (the “Time-Vesting Period”), divided by the number of days in the Time-Vesting Period. All PSUs, whether vested or unvested, shall be immediately forfeited upon the Participant’s (i) Separation from Service due to the Participant’s termination by the Company or its Subsidiaries for Cause or (ii) breach of any restrictive covenants to which the Participant is subject with respect to the Company or its Affiliates (including, without limitation, those set forth in the Restrictive Covenant Agreement (as defined below)).

3.

SETTLEMENT. Except as otherwise set forth in the Plan, the PSUs will be settled in Common Shares, and the Participant shall receive the number of Common Shares that corresponds to the number of PSUs that have become vested as of the applicable vesting date, which Common Shares shall be delivered on the date that is no later than forty-five (45) days following the applicable vesting date, as determined in the Committee’s sole discretion.

4.

DIVIDEND EQUIVALENT PAYMENTS. Until the PSUs settle in Common Shares, if the Company pays a dividend on Common Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Common Shares in respect of his or her vested and unvested PSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any PSU that is thereafter cancelled or forfeited prior to the applicable vesting date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Common Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents within forty-five (45) days of the vesting date of the PSUs to which such Dividend Equivalents relate.

5.

NONTRANSFERABILITY. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Common Shares issuable hereunder, unless otherwise provided by the Committee.

6.

TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company or the Employer establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon settlement of the PSUs may be satisfied, in the Committee’s sole discretion, by having the Company or the Employer withhold Common Shares, by having the Participant tender Common Shares or by having the Company or the Employer withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Common Shares withheld or tendered will be valued using the Fair Market Value of the Common Shares on the date the PSUs are settled. Any withholding or tendering of Common Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the PSUs shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Employer may be required to withhold or account for taxes in more than one jurisdiction.

7.	RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Common Shares corresponding to the PSUs prior to settlement of the PSUs.

8.

SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Common Shares issued upon settlement of the PSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Common Shares if it determines that such an order is necessary or advisable.

9.

COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Common Shares issued upon settlement of the PSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

10.

RESTRICTIVE COVENANTS. As a condition precedent to the grant of the PSUs, the Participant hereby agrees to be subject to the restrictive covenants set forth in EXHIBIT A hereto (the “Restrictive Covenant Agreement”).

11.	MISCELLANEOUS.

(a)

No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or a Subsidiary, including the Employer, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or a Subsidiary, including the Employer, to modify the terms of or terminate the Participant’s employment or service at any time.

(b)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Common Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the PSUs.

(c)

Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the PSUs are subject to the terms and conditions of Section 19(o) of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

(d)

Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)

Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(b), 13 and 21 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the PSUs granted pursuant to this Agreement.

(f)

Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)

Entire Agreement. This Agreement, the Plan and the Restrictive Covenant Agreement contain all of the understandings between the Company and the Participant concerning the PSUs granted hereunder and supersede all prior agreements and understandings.

(h)

Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)

Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(j)

Compliance with Section 409A of the Internal Revenue Code. The PSUs are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the PSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the PSUs so that the PSUs do not become deferred compensation under Section 409A.

For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement. If the PSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the PSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the PSUs.

Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate, including the Employer, be liable to the Participant on account of failure of the PSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

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